Exhibit 10.2
March 12, 2008
Steven J. Bensinger,
American International Group, Inc.,
70 Pine Street,
New York, New York 10270.
     Re: Employment Agreement
Steve:
     We write to confirm the agreements we have reached regarding the continuation of your employment agreement with American International Group, Inc. (“AIG”).
     As you know, AIG has not historically entered into employment agreements, although we did so in connection with your promotion to Executive Vice President and Chief Financial Officer. We believe that it is appropriate at this time to extend your employment agreement, including the non-competition and non-solicitation protections that you agreed to provide AIG, for an additional year. If you agree that this letter appropriately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.
1. Extension of Term
     Section 1 of your Employment Agreement, dated June 27, 2005, with AIG (your “Employment Agreement”) is modified to provide that your Employment Term will end on March 13, 2009.
2. Base Salary and Non-Variable Compensation
     Section 3(a) of your Employment Agreement is updated to reflect that your current Base Salary is $900,000. In addition, Section 3(b) of your Employment Agreement is modified to provide that the obligation to pay you the non-variable compensation set forth therein will extend to $650,000 of such compensation for 2008.
3. 2008 Target Bonus
     Section 4(b) of your Employment Agreement is supplemented to add that, for 2008, we will evaluate your bonus around a target amount of $2,000,000 and your actual bonus would be expected to be within a range of the target amount previously established by the Compensation Committee. In addition, your target and range will not be reduced below these levels for 2009. Of course, your actual bonus will continue to be determined in the sole discretion of the Compensation Committee.

4. Long-Term Incentive and Equity-Based Awards
     Section 5(a) of your Employment Agreement is supplemented to provide that, during your Employment Term, you will be eligible to participate in any long-term incentive or equity-based compensation plans maintained by the Company for senior executives as determined by the Compensation Committee and, with respect to 2008, based on the targets and ranges previously established by the Compensation Committee. Of course, your actual long-term incentive and equity-based awards will continue to be determined in the sole discretion of the Compensation Committee.
5. No Participation in Executive Severance Plan
     You agree that you will not participate in AIG’s Executive Severance Plan (as implemented at the time of this letter, the “Executive Severance Plan”) during your Employment Term. However, if you are entitled to benefits under Section 9(c) of your Employment Agreement, you will also be entitled to the continued vesting of certain long-term incentive and equity-based awards as set forth in Section IV.C of the Executive Severance Plan (based on the “Severance Period” that would be applicable to you under the Executive Severance Plan).
6. Compliance with Section 409A
     Your Employment Agreement and this letter are intended to, and will be interpreted, administered, and construed to, comply with the substantive requirements of Section 409A of the Internal Revenue Code (including any regulations and other administrative guidance thereunder, “Section 409A”). In particular, each payment under your Employment Agreement or this letter, including, without limitation, any Severance Installments, will be treated as a separate payment for purposes of Section 409A to the fullest extent permitted thereunder.
     Following the execution of your Employment Agreement, there have been significant developments in the interpretation of Section 409A. You and we recognize that your Employment Agreement will need to be amended before the end of this year to comply with the formal requirements of Section 409A. You and we agree to work together promptly and in good faith to adopt any required amendments, in a manner that attempts to maintain the economics of your Employment Agreement.
7. General Provisions
     This letter extends the term of, and supplements and amends, your Employment Agreement. Except as expressly modified by this letter, the terms of your Employment Agreement will remain in effect for the duration of your Employment Term (as modified by this letter). Capitalized terms used in this letter that are not defined in this letter have the meanings as used or defined in your Employment Agreement.

     Section 15 of your Employment Agreement will apply to this letter as if incorporated herein in its entirety (substituting references to “this Agreement” with references to “this letter”), except that Section 15(d) of your Employment Agreement will apply to this letter substituting references to “this Agreement” with references to “your Employment Agreement, as extended, supplemented and amended by this letter” and, for purposes of the last sentence of Section 15(d), Section 5 of this letter will survive the termination of your employment.
* * *
     The Company appreciates your efforts and contributions as Executive Vice President and Chief Financial Officer over the past three years. We look forward to your continued leadership.
     Very truly yours,

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Andrew J. Kaslow
Andrew J. Kaslow
Senior Vice President and Chief Human Resources Officer

Accepted and agreed:

/s/ Steven J. Bensinger	March 13, 2008
Steven J. Bensinger